Exhibit 19.1

I. General Description
Title:	Securities Transactions and Insider Trading
Effective Date:	October 18, 2022
Prepared By/ Last Revised By:	Office of the Corporate Secretary
Regulation:	SEC Rule 10b-5
II. Purpose and Scope
Purpose:
It is The Cigna Group's policy to comply with securities laws prohibiting insider trading, to establish standards of conduct for employees and others who obtain material non-public information (also known as "inside information”).

Scope:
This policy applies to directors, officers, employees and agents of The Cigna Group, and to their immediate family members (which includes their spouse and other persons who share their home) as well as any business entities controlled or managed by them and trusts in which they have a financial interest or serve as a trustee. While The Cigna Group has designed this policy to promote compliance with the securities laws and to protect the Company and directors, officers, employees and agents (collectively referred to as “you” or “your” in this policy) from the serious liabilities and penalties that can result from violation of these laws, you are responsible for ensuring that you do not violate the securities laws or this policy.

III. Definitions
The Cigna Group or Company	“The Cigna Group” or “Company” means The Cigna Group and its wholly-owned subsidiaries.
Cigna Security
“Cigna security” includes any security issued by the Company or affiliates, including, but not limited to, common stock, preferred stock, bonds, notes, debentures, convertible instruments, warrants and stock purchase rights, as well as option positions on any of these (including puts, calls and straddles), whether publicly or privately traded. "Cigna security" also includes any interest you may have in The Cigna Group stock fund of a Plan (as defined herein), and securities issued by any entity which derive their value from the value of a security issued by The Cigna Group, its subsidiaries or affiliates.

Material
“Material” information generally means information that there is a likelihood a reasonable investor would consider important in making an investment decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. Depending on the circumstances, common examples of information that may be material include:
•earnings, revenue, or similar financial information;
•unexpected financial results;
•unpublished financial reports or projections;
•extraordinary borrowing or liquidity problems;
•changes in control;
•changes in directors or senior management;
•changes in auditors, disputes with the auditors, or notification that the auditor’s report may no longer be relied upon;
•changes in executive compensation policy;
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, joint ventures, acquisition or merger targets or significant expansions or contractions of operations;
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
•material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
•changes in debt or equity ratings;
•information about major contracts;
•gain or loss of a significant customer, supplier, vendor or partner;
•significant write-offs;
•major new products or designs or significant advances in product development or price changes on major products;
•a significant cybersecurity incident, such as a data breach or other significant disruption in the company’s operations or loss, or potential loss, breach or unauthorized access of its properties or assets, including as a result of an accident, fire, or natural disaster or through its information technology infrastructure;
•bankruptcy, corporate restructuring, receivership or liquidity concerns or developments; and
•institution of, or developments in or resolution of, major litigation, investigations, or regulatory actions or proceedings.
If you are unsure if information is material, please consult with the Office of the Corporate Secretary (“OCS”) at ***@evernorth.com before making a decision to disclose such information or to trade in or recommend securities to which that information relates, or assume that the information is material.

Non-Cigna Security
“Non-Cigna security” includes any security which is not a Cigna security or a Company-sponsored security issued by any corporation, partnership, trust, company or other entity, as well as any option positions on any such security (such as puts, calls and straddles).

Non-Public Information
“Non-public” information is information that is not generally known or available to the public. We consider information to be available to the public only when:
•it has been released to the public by The Cigna Group in some form of an “official” announcement or disclosure through appropriate channels (e.g., by means of a press release, news service or a widely disseminated statement from a senior officer) (“public disclosure”) and
•enough time has elapsed since the public disclosure to permit the investment market to absorb and evaluate the information.
You should generally consider information about The Cigna Group to be non-public until at least one full trading day following public disclosure by The Cigna Group.
If you are unsure whether information is considered public, you should consult with OCS or assume that the information is non-public and treat it as confidential.

Security	“Security” without further distinction is both a Cigna security and a non-Cigna security.
Trading and Transactions
“Trading” and “transactions” broadly includes, among other things:
•purchases and sales of securities in public markets;
•purchase, sale or other transaction to acquire, transfer or dispose of securities;
•placing an order to purchase or sell securities;
•the exercise of employee stock options (other than through a cash exercise or the automatic exercise of stock options granted under legacy Express Scripts long-term incentive plans) including sales of stock acquired upon the exercise of options;
•making gifts of securities (including charitable donations);
•pledging, including using securities to secure a loan; or
•placing securities in a margin account.

Workforce	For the purpose of this policy, “Workforce” or “Company Workforce” includes all employees, officers and other agents, such as contract or temporary workers, of Company.
IV. Policy
Insider Trading
You may not trade securities of any company for your own account, on behalf of The Cigna Group or otherwise, while you are aware of material non-public information about that company (also known as “insider trading”). This policy against insider trading applies to Cigna securities as well as to trading in securities of other companies, including, without limitation, any of our customers, vendors, partners or suppliers, or acquisition or merger targets, when that information was obtained as a result of your employment or relationship with the Company.
Tipping
You may not disclose material non-public information about The Cigna Group or another company to others, or suggest that anyone trade any company’s securities while you are aware of material non-public information about that company (also known as “tipping”). Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that material non-public information is not disclosed to such persons. This policy does not restrict legitimate business communications to The Cigna Group personnel who require the information in order to perform their business duties. Non-public information, however, may not be disclosed to persons outside The Cigna Group unless you are specifically authorized by the Company to disclose the information and the person receiving the information has agreed in writing to keep the information confidential.
Blackout/Trading Restriction Policies
In support of the principles stated above, The Cigna Group has adopted procedures (more fully described below) designed to minimize the risk of insider trading by its directors, officers and employees, including imposing trading blackout periods and designating certain individuals whose positions require special restrictions with respect to trading securities. These procedures are administered by OCS. All directors, officers and employees are required to comply with the guidance issued by OCS.

The Cigna Group 401(k) Plan and Nonqualified Deferred Compensation Plans
Any election you make to: (a) begin or terminate investing in The Cigna Group stock fund of the 401(k) plan or a nonqualified deferred compensation plan (each, a “Plan”); (b) increase or decrease the percentage of your periodic contributions that will be allocated to The Cigna Group stock fund of a Plan if that increase or decrease results in a change to the dollar amount of your periodic contribution used to purchase The Cigna Group stock fund; (c) make an intra-plan transfer of an existing account balance into or out of The Cigna Group stock fund; (d) liquidate some or all of your investment in The Cigna Group stock fund of a Plan; (e) borrow money against your Plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; or (f) prepay a Plan loan if the prepayment will result in the allocation of loan proceeds to The Cigna Group stock fund, each as permitted under the applicable Plan, must comply with the restrictions set forth in this policy. These types of Plan elections may only be made at a time when you are not aware of material non-public information and to the extent the blackout policy and trade restrictions policy apply to you, in conformance with such policies.
Hedging and Pledging
You may not hedge or pledge Cigna securities. This policy applies whether or not you are aware of material non-public information. Prohibited transactions include, but are not limited to, buying or selling any put or call options or equity swaps, selling short, or entering into any zero cost collars or forward sale contracts. Directors and officers who are reporting persons (“Section 16 Persons”) under Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), may not pledge Cigna securities as loan collateral, borrow against any account in which Cigna securities are held or hold Cigna securities in a margin account.
Unauthorized Disclosure
All directors, officers, employees and agents must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially non-public information until The Cigna Group publicly discloses it. You should treat this information as confidential and proprietary to The Cigna Group. Protect confidential written information in accordance with the Company’s Information Protection and Privacy policies. You must not disclose to anyone non-public information about the Company, or about another company learned in the course of your employment or relationship with The Cigna Group, except to persons who have a legitimate business-related "need to-know." Do not discuss non-public information about The Cigna Group or other companies in public places, on cellular phones, or where conversations can be overheard, or with friends, family members, business or social acquaintances, or other employees or agents. If you inadvertently disclose any material non-public information to outside parties, you must immediately notify OCS.
Also, bear in mind that legal rules govern the timing and nature of The Cigna Group’s disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, The Cigna Group and its management. For this reason, The Cigna Group permits only specifically designated representatives of the Company to discuss The Cigna Group with the news media, securities analysts and investors and only in accordance with the Company’s Communications and Social Media Policy.
Violations of this policy may also result in disciplinary action, including termination of employment and, depending on the jurisdiction, criminal and/or civil penalties.
Trade Monitoring
The Cigna Group maintains the authority to monitor its employees’ and directors’ transactions in Cigna securities and The Cigna Group stock fund of the Plans to ensure compliance with this policy. For this reason, if you hold shares of The Cigna Group stock in an account managed by the Company’s transfer agent or stock plan administrator and wish to transfer those shares to another broker, you must inform OCS and follow any required procedures.
Cigna Investments, Inc.
Employees who work for Cigna Investments, Inc. or for an investment-related affiliate of The Cigna Group are subject to additional or different requirements regarding insider trading and tipping. You should check with your supervisor to determine whether these additional requirements apply to you.

Post-Termination Transactions
This policy continues to apply to transactions in Cigna securities even after termination of service to the Company. If you are in possession of material non-public information when your service ends, you may not trade in Cigna securities until that information has become public or is no longer material.
Rule 10b5-1 Trading Plans
Directors and executive officers are expected to transact in Cigna securities through a Company-approved Rule 10b5-1 plan (a “trading plan”). A trading plan is a written plan for trading securities using pre-planned transactions that provides an affirmative defense against allegations of insider trading. A trading plan can only be established when you do not possess material non-public information. Therefore, you cannot enter into (or modify) these plans at any time when in possession of material non-public information. In addition, a trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

The establishment or modification of a trading plan must be pre-cleared—if you are a Section 16 Person, by The Cigna Group’s Chief Executive Officer and General Counsel as well as OCS, and if you are a non-Section 16 Person, by OCS. The Cigna Group reserves the right to withhold pre-clearance of any trading plan that it determines is not consistent with the rules and policies regarding such plans. Notwithstanding any pre-clearance of a trading plan, The Cigna Group assumes no liability for the consequences of any transaction made pursuant to such plan.

Trading plans must otherwise comply with the conditions and limitations set forth in Rule 10b5-1 of the Exchange Act, including but not limited to the length of time between plan commencement and the first trade thereunder (i.e., “cooling-off periods”), certification requirements and restrictions on overlapping plans.
Other Limited Exceptions
The prohibition on trading in Cigna securities set forth above does not apply to:
•Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime);
•The exercise of stock options (including any net-settled stock option exercise) pursuant to our equity compensation plans; however, the sale of any stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy;
•The withholding (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to any option, in each case to satisfy tax withholding requirements;
•The execution of transactions pursuant to a Rule 10b5-1 trading plan and which has been approved by the Company pursuant to the terms set forth in this policy;
•The purchasing of Cigna securities into your 401(k) plan account (subsequent to your compliant election to purchase such securities);
•The purchasing of mutual fund securities, provided that Cigna securities do not constitute 2% or more of such fund’s investment portfolio; and
Sales of Cigna securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.

V. Procedure
The Cigna Group has adopted the following procedures for trading in Cigna securities to minimize the risk of insider trading by its directors, officers, employees and agents.
•Persons who regularly possess or have access to material non-public information regarding, or that could affect, the Company’s financial condition, results of operations or business operations, are placed on a Restricted Persons List and are prohibited from trading in Cigna securities during quarterly trading blackout periods. OCS will notify restricted persons of their status. The provisions applicable to restricted persons set forth herein also apply to such person’s immediate family members and trusts, corporations and other entities controlled by such restricted persons.
•For restricted persons, quarterly trading blackout periods begin at 12:01 a.m. EST 15 days prior to the end of each quarter and end after the conclusion of one full trading day following the release of earnings for the quarter. The Cigna Group maintains the authority to change the schedule for quarterly trading blackout periods. OCS will notify restricted persons of the schedule for quarterly trading blackout periods. For purposes of this policy, a “window period” refers to any time that is not during a blackout period.
•For certain restricted persons, The Cigna Group enforces pre-clearance requirements prior to trading in Cigna securities. OCS will notify you of any pre-clearance requirements.
•From time to time, the Company may prohibit trading in Cigna securities. In such events, the Company will notify you of the special trading blackout and during such time you will be prohibited from trading in Cigna securities, and you must not disclose to others the fact that a special trading blackout has been imposed.

VI. Compliance Program Elements
Reporting Violations
Any member of the Company’s Workforce who suspects or has observed any violation to the Compliance Program or this Policy has a Duty to Report the concern and is able to report such violations to his/her manager, the Ethics Office, the Compliance Department, a lawyer in the Legal Department or through the Ethics Help Line. Individuals may contact the Ethics Help Line at cigna.ethicspoint.com or by telephone:
Inside the U.S., call toll-free by dialing 800.472.8348.
Outside the U.S., please follow the dialing instructions here.
Such reporting may be confidential and anonymous.

Protection Against Retaliation
The Company’s Protection Against Retaliation prohibits any Workforce Member from retaliating, intimidating, harassing, threatening or taking adverse action against anyone for raising or helping to resolve an ethics or compliance concern, for reporting suspected or known violations of the law or against the Company Code of Ethics or Compliance policies and procedures, or for reporting suspected fraud, waste, or abuse.
Individuals should immediately report any retaliation, intimidation, harassment, or threat of any of the foregoing for raising or helping to resolve a compliance concern by contacting the Ethics Help Line.

Policy Enforcement
Any member of the Company’s Workforce who violates Company Compliance Policies and Procedures, applicable laws or regulations, federal payor or client compliance requirements, may be subject to disciplinary actions up to and including termination. View the Compliance Disciplinary Guidelines for additional information.

VII. Policy Contacts
OCS	***@TheCignaGroup.com